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                                                                  EXHIBIT 99.13A


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 10, 1997, except for Note 14, as to which the date is March 27, 1997, with respect to the financial statements of Provident National Assurance Company and of our reports dated January 17, 1997, with respect to the financial statements and financial statement schedules of Provident National Assurance Company Separate Account B in this Post-Effective Amendment No. 47 under the Securities Act of 1933 and Amendment No. 21 under the Investment Company Act of 1940 to the Registration Statement and in the Disclosure Statement.



                                             ERNST & YOUNG LLP



Chattanooga, Tennessee
May 23, 1997